Exhibit 99.1

VYNE Reports Positive Preclinical Data for Lead BET Inhibitor, VYN201, in Human Skin Model of Vitiligo

●	VYN201 0.1% and 1% resulted in statistically significant improvement in reducing both melanocyte loss and key inflammatory biomarkers involved in the pathogenesis of vitiligo, an immune-modulated skin disorder.

●	VYN201 0.1% and 1% demonstrated upregulaton of the WNT signalling pathway, recognized as an important indicator of melanocyte regeneration.

●	VYN201 0.1% and 1% were numerically superior to the active control ruxolitinib cream, 1.5%.

BRIDGEWATER, N.J., March 7, 2022 -- VYNE Therapeutics Inc. (Nasdaq: VYNE) (“VYNE” or the “Company”), a biopharmaceutical company focused on developing proprietary, innovative, and differentiated therapies for the treatment of immuno-inflammatory conditions, today announced positive preclinical data in an ex vivo skin model of vitiligo. In the preclinical model, pan-bromodomain and extra-terminal (“BET”) inhibitor VYN201 reduced the expression of key pro-inflammatory biomarkers relevant to the pathogenesis of vitiligo, and demonstrated marked reduction in melanocyte loss.

Vitiligo is a chronic autoimmune depigmenting disorder of the skin. There are currently no FDA approved drug therapies for the treatment of vitiligo. It is the most common depigmenting skin condition, with a prevalence estimated at 0.5-2% of the world population.1 Vitiligo is characterized by increased MMP-9 secretion and soluble E-cadherin2, resulting in a loss of pigment in the skin.

Reconstituted Human Epithelial Skin Model of Vitiligo

The objectives of this study were to evaluate the potential of VYN201 to (i) reduce Matrix Metalloproteinase-9 (“MMP-9”) secretion (reducing the secretion of MMP-9 allows for melanocyte stabilization and limits loss of melanocytes/depigmentation in vitiligo); (ii) reduce soluble adhesion molecule, E-cadherin (soluble E-cadherin is a biomarker of melanocyte loss due to degradation of matrix-bound E-cadherin by MMP-92); (iii) minimize the loss of melanocytes by assessing melanin pigment content and (iv) affect the expression of genes commonly associated with melanogenesis (melanin synthesis, melanosome maturation and transport).

In the study, reconstituted human epithelial skin cultures were stimulated with Tumor Necrosis Factor alpha (TNF-α) and Interferon gamma (IFN-ɣ) cytokines to induce a vitiligo phenotype (loss of melanin, increased MMP-9 secretion and increased soluble E-cadherin). The stimulated cultures were topically treated with vehicle, VYN201 at varying concentrations ranging from 0.001% - 1%, or an active control, topical ruxolitinib cream, 1.5%, at 3 mg/cm2. The topical treatments were applied to the skin cultures 24 hours prior to, and concomitantly with, cytokine induction.

Key findings from the study:

●	VYN201 produced a dose dependent reduction in MMP-9 and soluble E-cadherin:

o	Applications with VYN201 at each of the 0.1% and 1% concentrations resulted in statistically significant reductions in MMP-9 when compared to vehicle, with a 94.7% reduction in secreted MMP-9 for the VYN201 1% treatment (p<0.0001).

o	Applications with VYN201 at each of the 0.1% and 1% concentrations resulted in statistically significant reductions in the release of soluble E-cadherin relative to vehicle, with a 32.6% reduction in soluble E-cadherin for the VYN201 1% concentration (p<0.01).

o	VYN201 0.1% and 1% were both numerically superior to topical ruxolitinib cream, 1.5% in reducing the secretion of MMP-9 and soluble E-cadherin.

●	VYN201 at each of the 0.1% and 1% concentrations substantially reduced the loss of melanin pigment in the basal layers of skin:

o	Quantified melanin levels for VYN201 1% treated skin cultures were approximately 10-fold higher as compared to VYN201 vehicle treated skin cultures (p=0.03).

●	VYN201 positively impacted the expression of several genes implicated in the pathogenesis of vitiligo:

o	VYN201 0.1% and 1% resulted in a statistically significant reduction in the expression of inflammatory cytokines IL1-α and IL1-β relative to vehicle (VYN201 1%, p<0.0005). These cytokines are well recognized as significant contributors to inflammation in vitiligo and their over-expression correlates with disease progression.[3]

o	VYN201 significantly upregulated the WNT signaling pathway at the 0.1% and 1% concentrations relative to vehicle, with a 10-fold increase observed at the 1% concentration (p<0.01). The WNT family of proteins and its signalling pathway is recognized as an important indicator of melanocyte regeneration.[4]

“We are encouraged by the evolving therapeutic potential of our locally-administered pan-BET inhibitor, VYN201,” said David Domzalski, VYNE’s Chief Executive Officer. “This latest set of pre-clinical data in vitiligo reflects the potential broad utility for this molecule. We look forward to providing additional updates as we continue to advance this program toward in-human clinical trials later this year.”

About Bromodomain and Extra-Terminal Domain (BET) Inhibitors

BET proteins play a key role in regulating gene transcription via epigenetic interactions (“reading”), and recent research has determined a key role for these BET proteins in regulating B cell and T cell activation and subsequent inflammatory processes. As epigenetic readers, BET proteins regulate the recruitment of transcriptional factors that are key to the production of several pro-inflammatory cytokines. Inhibiting BET proteins blocks cytokine transcription and therefore may have significant therapeutic potential across a wide variety of immuno-inflammatory/fibrotic and myeloproliferative neoplastic disorders. A locally administered pan-BET inhibitor has the possibility to positively impact diseases involving multiple, diverse inflammatory cell signaling pathways that are active in many immune-inflammatory diseases.

1. Rosmarin et al, Lancet (2020);396:110-120

2. Boukhedouni et al, JCI Insight. (2020);5(11):e133772

3. Singh M and Mansuri MS, Biochem. & Analyt. Biochem. (2016);5(2):273

4. Regazzetti et al, J. Inv. Derm (2015);135:3105-3114

About VYNE Therapeutics Inc.

VYNE’s mission is to improve the lives of patients by developing proprietary, innovative, and differentiated therapies for the treatment of immuno-inflammatory conditions. The Company’s unique and proprietary pipeline includes FMX114 for the potential treatment of mild-to-moderate atopic dermatitis, and access to a library of bromodomain & extra-terminal (BET) domain inhibitors licensed from In4Derm Limited. The BET inhibitor platform includes lead programs VYN201 (pan-BETi) and VYN202 (selective-BETi) and access to a library of (BET) domain inhibitors for the potential treatment of immuno-inflammatory conditions.

For more information about VYNE Therapeutics Inc. or its investigational products, visit www.vynetherapeutics.com or follow VYNE on Twitter. VYNE may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor VYNE’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.

Investor Relations:

John Fraunces

LifeSci Advisors, LLC

917-355-2395

jfraunces@lifesciadvisors.com

Tyler Zeronda
VYNE Therapeutics Inc.
908-458-9106
Tyler.Zeronda@VYNEtx.com

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the development of VYNE’s product candidate, VYN201, and other statements regarding the future expectations, plans and prospects of VYNE. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on VYNE’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the outcome and cost of preclinical and clinical trials for current and future product candidates; determination by the FDA that results from VYNE’s preclinical and clinical trials are not sufficient to support registration or marketing approval of product candidates; adverse events associated with the development and commercialization of VYNE’s product candidates; the COVID-19 pandemic and its impact on our business operations and liquidity, including our ability to progress a preclinical or clinical trial; the size of the markets in which we compete; the potential patient base and commercial potential of VYNE’s product candidates; risks of potential litigation by third-parties regarding infringement of third-party intellectual property; risks that VYNE’s intellectual property rights, such as patents, may fail to provide adequate protection, may be challenged and one or more claims may be revoked or interpreted narrowly or will not be infringed; risks that any of VYNE’s patents may be held to be narrowed, invalid or unenforceable or one or more of VYNE’s patent applications may not be granted and potential competitors may also seek to design around VYNE’s granted patents or patent applications; competition in the markets in which we compete; inability to raise additional capital on favorable terms or at all; VYNE’s ability to recruit and retain key employees; and VYNE’s ability to stay in compliance with applicable laws, rules and regulations, including Nasdaq’s continued listing rules. For a discussion of other risks and uncertainties, and other important factors, any of which could cause VYNE’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in VYNE’s Annual Report on Form 10-K for the year ended December 31, 2020, as well as discussions of potential risks, uncertainties, and other important factors in VYNE’s subsequent filings with the U.S. Securities and Exchange Commission. Although VYNE believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and VYNE undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.